Exhibit (d)(5)

EXECUTION VERSION

c/o Insight Venture Partners, LLC

1114 Avenue of the Americas, 36th Floor

New York, NY 10036

May 12, 2019

Eagle Parent Holdings, LLC

9600 Great Hills Trail, Suite 300E

Austin, TX 78759

Attn:    Laura Fese

Re:    Equity Commitment Letter

Ladies and Gentlemen:

This letter agreement sets forth the commitment of the parties set forth on the signature pages hereto as the “Investors” (collectively, the “Investors” and each an “Investor”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly through one or more intermediate entities, equity interests in Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”). It is contemplated that Chicago Merger Sub, Inc., a newly-formed Delaware corporation that is an indirectly wholly-owned subsidiary of Parent (“Purchaser”), will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, $0.001 par value per share, of Amber Road, Inc., a Delaware corporation (the “Company”), and following completion of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company being the surviving corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and Purchaser (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.    Commitment. Each Investor, severally and not jointly, hereby agrees that, on the terms and subject to the conditions set forth herein, it shall purchase, directly or indirectly through one or more intermediate entities, its pro rata percentage as set forth on Schedule 1 attached hereto (its “Pro Rata Portion”) of equity securities of Parent with an aggregate purchase price equal to $266,487,932.16 (the “Contribution”) contemporaneously with the Closing. The proceeds of the Contribution, along with the amounts to be paid or contributed by or on behalf of all other investors (the “Other Investors”) under their respective Equity Commitment Letters executed and delivered to Parent on the date hereof (copies of which have also been delivered to the Company) (such aggregate amount, the “Commitments”), shall be used by Parent, to the extent necessary, solely to fund (i) the purchase of all shares of Company Common Stock that are validly tendered pursuant to the Offer and not withdrawn prior to the Offer Acceptance Time, (ii) the aggregate Merger Consideration, (iii) the aggregate Vested Option Consideration, the aggregate Unvested Option Consideration, the aggregate Vested RSU Consideration, the aggregate Unvested RSU Consideration and the aggregate Company PSU Consideration due to holders of Company Options, Company RSUs and Company PSUs, respectively, pursuant to Section 2.07 of the Merger Agreement, and (iv) related costs, fees and expenses required to be paid by the Investors, Parent or Purchaser or, after the Closing, the Surviving Corporation in connection with the Offer, the Merger and the other agreements and transactions contemplated by the Merger Agreement, in each case of clauses (i) – (iv), pursuant to and in accordance with the terms of, and subject to the conditions of, the Offer and the Merger Agreement. Notwithstanding anything else to the contrary in this letter agreement, the cumulative liability of each Investor under this letter agreement shall at no time exceed its Pro Rata Portion of the Contribution. The amount of the Contribution hereunder may be reduced pro rata with the Other Investors (in proportion to their respective portion of the Commitments), on a dollar-for-dollar basis, in the sole discretion of Parent to the extent that Parent does not require the full amount of the Contribution for the purpose of the payments to be made at or in connection with the Closing by reason of Parent obtaining funds from other sources prior to the Closing. Each of the Investors may allocate and/or assign all or a portion of its Pro Rata Portion of the Contribution to one or more of its Affiliates or other Persons, and its Pro Rata Portion of the Contribution hereunder will be reduced by any amounts actually contributed to Parent by such Affiliates or other Persons (and not returned) at or prior to the Closing Date; provided, that such allocation or assignment would not reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, each of the Investors agrees that any such allocation or assignment shall not relieve it of its obligation to fund its Pro Rata Portion of the Contribution until such assignee actually funds such assigned portion of the Contribution, and then only to the extent of such funding.

2.    Closing Conditions. Each Investor’s obligation to fund its Pro Rata Portion of the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions: (a) the execution and delivery of the Merger Agreement, (b) the satisfaction, or express written waiver by Parent, of the conditions precedent to the obligations of Parent to consummate the Offer set forth in Annex II of the Merger Agreement, (c) the satisfaction, or express written waiver by Parent, at the Closing of all conditions precedent to the obligations of Parent to consummate the transactions contemplated by the Merger Agreement set forth in Section 7.01 thereof (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being satisfied at the Closing)), (d) the portion of the Financing that is to be funded by the Other Investors pursuant to their respective Equity Commitment Letters dated as of the date hereof has been funded (or will be funded substantially contemporaneously with the Contribution to be funded by the undersigned), provided that the satisfaction or failure of the condition set forth in clause (d) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Investor pursuant to and subject to the terms and conditions set forth in the Merger Agreement and this Equity Commitment Letter provided Parent or the Company, as applicable, is also seeking enforcement pursuant to the applicable Equity Commitment Letter(s) of the obligations of any Other Investor that has not satisfied, or communicated in writing (email being sufficient) that it is prepared to (or will) satisfy, its obligations under its respective Equity Commitment Letters and (e) the substantially contemporaneous consummation of the Offer and the substantially contemporaneous consummation of the Merger, in each case, in accordance with the terms of the Offer and the Merger Agreement.

3.    Enforcement/Recourse. Except as specifically contemplated by Section 9.09 of the Merger Agreement, (a) Parent shall have no right to enforce this letter agreement without the consent of the Investors (but, for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2 of this letter agreement) and (b) Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided, that, (i) (A) the Company is hereby made a third-party beneficiary of the rights granted to Parent hereby solely to cause the applicable portion of the Contribution to be funded in accordance with, and subject to, the limitations set forth in Section 9.09 of the Merger Agreement and, for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2 of this letter agreement; (B) the Company shall be entitled to fully enforce Investor’s obligations hereunder by obtaining an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the applicable portion of the Contribution to be funded solely to the extent the Company has obtained an Order of specific performance pursuant to, and subject to the conditions in, Section 9.09 of the Merger Agreement and, for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2 of this letter agreement, and (C) the Company may seek to enforce its rights set forth in clause (B) by joining each Investor in any Proceeding brought by the Company against Parent to enforce its rights under Section 9.09 of the Merger Agreement, and (ii) each Investor accordingly (I) agrees not to oppose an injunction or an Order of specific performance (or any other non-monetary equitable remedy) on the basis that the Company has an adequate remedy at law and (II) agrees that the Company shall not be required to post a bond or undertaking in connection with such injunction or Order. The Company’s (1) rights as a third-party beneficiary as set forth in this letter agreement, (2) remedies against Parent, Purchaser and their respective successors or assignees under the Merger Agreement, (3) remedies under the Confidentiality Agreement(s) (solely against the parties thereto), and (4) rights as a third-party beneficiary as set forth in any Other Investor’s Equity Commitment Letter shall, and are intended to be, the sole and exclusive direct or indirect rights of or remedies available to the Company and its Affiliates against the Investors, any Other Investor and any Related Person (as defined below) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including without limitation in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Investor’s breach of its obligations under this letter agreement; provided further that, in the event the Company successfully compels specific performance of the obligations of Parent and Purchaser to consummate the Offer and the Merger (in accordance with, and subject to the terms and conditions set forth in, the Merger Agreement), and an Investor shall have made its Pro Rata Portion of the Contribution in accordance with the terms of this letter agreement, then neither the Company nor any other Person (including the Company’s equityholders, Affiliates and Subsidiaries) shall have any remedy against such Investor or such Investor’s Related Person immediately upon such Investor having made its Pro Rata Portion of the Contribution in accordance with the terms of this letter agreement (other than as set forth in clauses (3) and (4) of this sentence). By its acceptance hereof, Parent acknowledges and agrees that, other than as set forth in clauses (1), (2), (3) and (4) of the immediately preceding sentence with respect to the Investors, Parent, Purchaser or the Other Investors (including their successors and assignees), as applicable, (X) notwithstanding that the Investors may be limited liability entities, no recourse hereunder or under the Merger Agreement may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (Y) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or the Merger Agreement for any claim based on, in respect of or by reason of such obligations or by their creation. In no event shall this letter agreement or any portion of the Contribution be enforced by the Company or Parent unless the enforcement of the unfunded Equity Commitment Letters of the Other Investors, dated as of the date hereof, is being simultaneously enforced against all Other Investors (if such enforcement is necessary). For purposes of this letter agreement, the term “Related Person” shall mean any former, current or future director, officer, employee, agent or Affiliate of an Investor, any former, current or future direct or indirect holder of any equity interests or securities of an Investor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of an Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing; provided that, a Related Person shall not include any Other Investor solely in its capacity as such, and Parent and Purchaser are not Related Persons.

4.    Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 4(a)), (b) with respect to any Investor, if such Investor’s Pro Rata Portion of the Contribution has been funded in accordance with the terms hereof, (c) the Closing, and (d) the Company or any of its controlled Affiliates, directly or indirectly, asserting in any legal proceeding a claim in connection with the Merger Agreement or any of the transactions contemplated thereby against (i) any Investor that is expressly prohibited hereunder or (ii) any Related Person in violation of Section 3 hereof

5.    No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Parent without the Investors’ and the Company’s prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of the Investors and the Company, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this commitment in contravention of this Section 5 shall be null and void. The Investors acknowledge that the Company has entered into the Merger Agreement in reliance upon, among other things, this letter agreement.

6.    No Other Beneficiaries. This letter agreement shall inure to the benefit of, and be binding upon, Parent and the Investors. Each of Parent and the Investors acknowledges and agrees that the Company shall be a third-party beneficiary of the provisions set forth in Sections 3, 4, 5, 6, 8, 9, 10, 11 and 12 of this letter agreement. Except for the third-party beneficiary rights provided to the Company under Sections 3, 4, 5, 6, 8, 9, 10, 11 and 12 of this letter agreement, this letter agreement shall be binding on the Investors solely for the benefit of Parent, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent (but solely at the direction of the Investors as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution or any provisions of this letter agreement; provided that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third-party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 6, 8, 9, 10, 11 and 12), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, no creditor of Parent shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement, except that the Company may enforce this letter agreement in accordance with the proviso in the first sentence of Section 3.

7.    Representations and Warranties. Each Investor hereby represents and warrants, severally and not jointly, to Parent that (a) it is duly organized and validly existing under the Legal Requirements of its jurisdiction of organization; (b) it has all requisite limited partnership power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby; (c) the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of such Investor and no other proceedings on the part of such Investor are necessary therefor; (d) this letter agreement has been duly and validly executed and delivered by it and is valid, binding and enforceable in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (e) the execution, delivery and performance by such Investor of this letter agreement does not and will not violate the organizational documents of such Investor or violate any applicable Legal Requirement and (f) it has, as of the date hereof, and will have as of the Offer Acceptance Time, sufficient cash on hand, uncalled capital commitments or otherwise available capital, in each case in an amount sufficient to fund its Pro Rata Portion of the Contribution. Parent hereby represents and warrants that Parent owns, directly or indirectly, all of the issued and outstanding equity interests of Purchaser.

8.    Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the fourth sentence of Section 1 and Sections 2 through 6, 9 and 10 hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9.    Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this letter agreement for and on behalf of itself or any of its properties or assets, in accordance with Section 13 or in such manner as may be permitted by applicable Legal Requirement, and nothing in this Section 9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirement; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of

Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this letter agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this letter agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this letter agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement.

10.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.

11.    Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

12.    Governing Law; Entire Agreement; Amendment; Counterparts. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of law thereof. This letter agreement and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Investors or any of their respective Affiliates, on the other hand, with respect to the subject matter hereof. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company, the Investors and Parent. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

13.    Notices. All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Investors:

c/o Insight Venture Partners, LLC

1114 Avenue of the Americas, 36th Floor

New York, New York 10036

Facsimile: (212) 230-9272

Attention: Blair Flicker, General Counsel

Email: bflicker@insightpartners.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile: (212) 728-9981

Attention: Morgan D. Elwyn

Email: melwyn@willkie.com

if to Parent, as provided in Section 9.04 of the Merger Agreement,

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered, as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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Very truly yours,

INSIGHT VENTURE PARTNERS X, L.P.

By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P.

By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS X (CO-INVESTORS), L.P.

By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P.

By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND, L.P.

By:	Insight Venture Associates Growth-Buyout
Coinvestment, L.P., its general partner
By:	Insight Venture Associates Growth-Buyout
Coinvestment, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (B), L.P.

By:	Insight Venture Associates Growth-Buyout
Coinvestment, L.P., its general partner
By:	Insight Venture Associates Growth-Buyout
Coinvestment, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (CAYMAN), L.P.

By:	Insight Venture Associates Growth-Buyout
Coinvestment, L.P., its general partner
By:	Insight Venture Associates Growth-Buyout
Coinvestment, Ltd., its general partner

By:	/s/ Blair Flicker

Name: Blair Flicker
Title: Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.

By:	Insight Venture Associates Growth-Buyout
Coinvestment, L.P., its general partner
By:	Insight Venture Associates Growth-Buyout
Coinvestment, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Officer

Agreed to and accepted as of the date first written above:

EAGLE PARENT HOLDINGS, LLC

By:	/s/ Chief Executive Officer

Name: Michael Farlekas
Title: Chief Executive Officer

Schedule 1

Investor	Pro Rata Portion
Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.	13.58%
Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.	10.92%
Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.	10.04%
Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.	12.36%
Insight Venture Partners X, L.P.	25.47%
Insight Venture Partners (Cayman) X, L.P.	4.86%
Insight Venture Partners X (Co-Investors), L.P.	0.70%
Insight Venture Partners (Delaware) X, L.P.	22.06%
Total:	100%